FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter Financial Results
Top-line Momentum Continues With 13.1% Unit Growth Despite Macro Inflationary Challenges

Dallas, November 3, 2021 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal third quarter ended September 25, 2021.

Highlights for the fiscal third quarter 2021 compared to the fiscal third quarter 2020:

▪System-wide sales increased 16.7% to $594.3 million
▪49 net new openings in the fiscal third quarter 2021, an increase of 13.1%
▪Domestic same-store sales increased 3.9%
▪Domestic restaurant AUV of approximately $1.6 million
▪Digital sales were 61.6% of sales, comparable to the prior fiscal third quarter
▪Total revenue increased 2.8% to $65.8 million, which was impacted by a rebate of $6.9 million of advertising surplus that was returned to franchisees in the third quarter to partially offset the impact of record high wing inflation.
▪Net income increased 12.0% to $11.3 million, or $0.38 per diluted share, compared to net income of $10.1 million, or $0.34 per diluted share in the prior fiscal third quarter. Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, were $8.6 million and $0.29 per diluted share, compared to $9.1 million and $0.31 per diluted share in the prior fiscal third quarter
▪Adjusted EBITDA, a non-GAAP measure, increased 16.2% to $21.4 million

Adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“Despite the macro headwinds all of us are facing, Wingstop continues to outperform. Our focus on our long-term strategy continues to fuel industry leading same-store sales and restaurant development growth for the brand. While chicken prices remain high due to macro inflationary factors including a labor shortage, we were able to achieve another record quarter for new restaurant development with 49 net new restaurants. We also continued our strong top-line momentum and grew domestic same-store sales by 3.9%, or 29.3% on a two-year basis, which is on pace for our 18th consecutive year of positive same store sales growth for the brand,” stated Charlie Morrison, Chairman and Chief Executive Officer of Wingstop. “Our results underscore the strength and resiliency of our brand and the resolve of our brand partners to stay focused on the long-term despite the difficult operating environment.”

Key operating metrics for the fiscal third quarter 2021 compared to the fiscal third quarter 2020:

	Thirteen Weeks Ended
	September 25, 2021	September 26, 2020
Number of system-wide restaurants open at end of period	1,673	1,479
Number of domestic franchise restaurants open at end of period	1,461	1,277
Number of international franchise restaurants open at end of period	180	171
System-wide sales (in thousands)	$594,300	$509,155
Domestic restaurant AUV (in thousands)	$1,579	$1,435
Domestic same-store sales growth	3.9%	25.4%
Company-owned domestic same store sales growth	(0.2)%	15.2%
Net income (in thousands)	$11,290	$10,081
Adjusted net income (in thousands)	$8,579	$9,144
Adjusted EBITDA (in thousands)	$21,399	$18,409

Fiscal third quarter 2021 financial results

Total revenue for the fiscal third quarter 2021 increased to $65.8 million from $64.0 million in the fiscal third quarter last year. Royalty revenue, franchise fees and other increased $4.0 million primarily due to domestic same-store sales growth of 3.9%, as well as 193 net franchise restaurant openings since September 26, 2020. Advertising fees decreased $4.1 million due to a $6.9 million rebate of advertising surplus that was returned to franchisees during the fiscal third quarter 2021 in an effort to mitigate record high wing price inflation. This reduction was partially offset by an increase in advertising fees related to domestic system-wide sales growth in the fiscal quarter ended September 25, 2021 compared to the fiscal quarter ended September 26, 2020. Company-owned restaurant sales increased $1.9 million primarily due to the acquisition of three franchised restaurants in the third quarter of 2021 and the opening of three new company-owned restaurants since the prior year comparable period.
Cost of sales increased to $15.2 million from $11.8 million in the fiscal third quarter of the prior year. As a percentage of company-owned restaurant sales, cost of sales increased to 87.5% from 76.0% in the prior year comparable period. The increase was primarily due to a 48.9% increase in the cost of bone-in chicken wings as compared to the prior year period, in which we experienced unusually significant deflation in the cost of bone-in chicken wings. Further, a highly competitive labor market resulted in increases in company-owned restaurant wages and hiring and training costs during the fiscal quarter ended September 25, 2021, but were offset by incentive pay provided to team members in response to the COVID-19 pandemic during the prior year comparable period.

Advertising expenses were $16.2 million compared to $20.2 million in the fiscal third quarter of the prior year primarily due to a decrease in advertising fees during the fiscal third quarter 2021. Advertising expenses are recognized at the same time as the related revenue, which does not necessarily correlate to the actual timing of the related advertising spend.

Selling, general & administrative expense (“SG&A”) decreased $1.5 million to $15.0 million from $16.5 million in the fiscal third quarter of the prior year. The change in SG&A expense was primarily due to a decrease of $3.4 million in variable-based compensation expense, inclusive of stock-based compensation expense, and $0.5 million related to COVID-19 and support provided to international franchisees in the prior year comparable period. These decreases were partially offset by an increase in headcount-related expenses of $1.2 million to support the growth in our business, as well as increased travel expenses.

Interest expense, net was $3.7 million in the fiscal third quarter of 2021, a decrease of $0.7 million, or 15.5%, compared to $4.4 million in the prior fiscal period. The decrease was due to the refinancing of our securitized financing facility on October 30, 2020, which increased our outstanding debt by $162.4 million and reduced our interest rate from 4.97% to 2.84%.

Income tax expense was $5.8 million in the fiscal third quarter of 2021, yielding an effective tax rate of 34.1%, compared to an effective tax rate of (1.9)% in the prior year period. The increase in the effective tax rate was primarily due to the impact of nondeductible expenses for executive compensation, as well as the impact of excess tax benefits associated with stock options exercised in the prior year comparable period.

Change in Presentation
Beginning in the fiscal first quarter 2021, we have reclassified headcount related expenses that support our national advertising fund to Advertising expenses on the Consolidated Statements of Operations. These expenses were previously presented within SG&A and totaled $2.0 million for each of the thirteen weeks ended September 25, 2021 and September 26, 2020. Prior period amounts have been reclassified to conform to the current presentation. This reclassification had no impact on operating income, the consolidated balance sheets or statements of cash flows.
Financial Outlook
The Company expects the following for the fiscal year ending December 25, 2021:
•Domestic same store sales growth of 7-8%
•Unit growth of 12%+
•Total cost of sales of approximately 80% to 83%, as a percentage of company owned restaurant sales
•SG&A of $62.2 to 63.2 million; and
•Adjusted SG&A, a non-GAAP measure, of between $52.5 - $53.0 million. A reconciliation of Adjusted SG&A to SG&A, the nearest applicable GAAP measure, is provided below:

	2021 Outlook
	Low	High
SG&A, reported	$62.2	$63.2
Stock compensation expense	9.7	10.2
Adjusted SG&A (a)	$52.5	$53.0
(a) Adjusted SG&A is a non-GAAP measure.
Restaurant Development
As of September 25, 2021, there were 1,673 Wingstop restaurants system-wide. This included 1,493 restaurants in the United States, of which 1,461 were franchised restaurants and 32 were company-owned, and 180 franchised restaurants in international markets. During the fiscal third quarter 2021, there were 49 net system-wide Wingstop restaurant openings.

Quarterly Dividend

In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, our board of directors authorized and declared a quarterly dividend of $0.17 per share of common stock, resulting in a total dividend of approximately $5.1 million. This dividend will be paid on December 10, 2021 to stockholders of record as of November 19, 2021.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same-store sales and are also influenced by opening new restaurants.

Domestic same-store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA) further adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and related tax adjustments.

Adjusted net income per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Adjusted SG&A is defined as selling, general and administrative expenses adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, and stock-based compensation expense.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal third quarter 2021 financial results at 10:00 AM Eastern Time. The conference call can be accessed live by dialing 1-844-200-6205 or 1-929-526-1599 (international) and entering the passcode 721962. A replay will be available two hours after the call and can be accessed by dialing 1-866-813-9403 or +44 204-525-0658 (international) and entering the passcode 161173. The replay will be available through Wednesday, November 10th, 2021.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises over 1,600 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and offering of classic wings, boneless wings and tenders, always cooked to order and hand sauced-and-tossed in fans’ choice of 11 bold, distinctive flavors. Wingstop’s menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips. In addition, Wingstop launched virtual brand Thighstop in June 2021 featuring crispy bone-in and boneless thighs sauced and tossed in Wingstop’s 11 signature flavors. As of September 2021, Wingstop now offers Thighstop’s menu in its regular menu available through Wingstop.com and the Wingstop app.

In fiscal year 2020, Wingstop’s system-wide sales increased 28.8% year-over-year to approximately $2.0 billion, marking the 17th consecutive year of same store sales growth, and Wingstop achieved over 700% stockholder return since its 2015 initial public offering. With a vision of becoming a Top 10 Global Restaurant Brand, its system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,673 as of September 25, 2021. During the fiscal quarter ended September 25, 2021, Wingstop opened 49 net new restaurants, an increase of 13.1%, and announced domestic same-store sales increased 3.9%. During the fiscal quarter ended September 25, 2021, Wingstop generated 61.6% of sales via digital channels including Wingstop.com and the Wingstop app.
A key to Wingstop’s success is the Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. This value system extends to its environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.
The Company has been ranked on Entrepreneur Magazine’s “150 Strongest-growing Franchises” and “The World’s Best Franchises” (2020), Franchise Business Review’s “Top Food Franchises” (2020), Nation’s Restaurant News’ “Top 200 Restaurant Chains” (2020), Fast Casual’s “Top 100 Movers & Shakers” (2020), and named to The Stevie Awards for Great Employers (2020).
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter and Instagram and at Facebook.com/Wingstop. Learn more about Wingstop’s involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “outlook,” “target,” “project,” “potential,” “plan,” “intend,” “believe,” “think,” “confident,” “may,” “should,” “can,” “have,” “will,” “seek,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our 2021 fiscal year outlook for domestic same-store sales growth, SG&A expenses, Adjusted SG&A expenses, Cost of sales, and unit growth, as well as statements regarding our progress toward our goal of becoming a top 10 global restaurant brand. Any such forward-looking statements are not guarantees of performance or results and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements.

Our ability to achieve or maintain sales and earnings may be affected by COVID-19 related factors, including, among others: the length of time that the pandemic continues; the inability of workers, including third party delivery drivers, to work due to illness, quarantine, or government mandates; temporary store closures due to reduced workforces or government mandates; the unemployment rate; competitive labor market; the extent and effectiveness of any COVID-19 stimulus packages; the ability of our franchisees to operate their restaurants during the pandemic and pay royalties; and trends in consumer spending during and after the end of the pandemic. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contact
Susana Arevalo
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	September 25, 2021	December 26, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$50,125	$40,858
Restricted cash	3,456	4,815
Accounts receivable, net	6,052	4,929
Prepaid expenses and other current assets	4,156	5,532
Advertising fund assets, restricted	25,013	16,486
Total current assets	88,802	72,620
Property and equipment, net	49,151	27,948
Goodwill	56,877	53,690
Trademarks	32,700	32,700
Customer relationships, net	10,626	11,600
Other non-current assets	22,243	13,007
Total assets	$260,399	$211,565
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$4,382	$3,658
Other current liabilities	29,914	26,729
Current portion of debt	—	3,600
Advertising fund liabilities	25,013	16,486
Total current liabilities	59,309	50,473
Long-term debt, net	469,084	466,933
Deferred revenues, net of current	27,154	24,962
Deferred income tax liabilities, net	6,475	4,480
Other non-current liabilities	12,509	6,027
Total liabilities	574,531	552,875
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,825,763 and 29,687,123 shares issued and outstanding as of September 25, 2021 and December 26, 2020, respectively	299	297
Additional paid-in-capital	1,067	421
Retained deficit	(315,326)	(342,028)
Accumulated other comprehensive loss	(172)	—
Total stockholders' deficit	(314,132)	(341,310)
Total liabilities and stockholders' deficit	$260,399	$211,565

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 25, 2021	September 26, 2020
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$32,829	$28,806
Advertising fees	15,575	19,653
Company-owned restaurant sales	17,380	15,529
Total revenue	65,784	63,988
Costs and expenses:
Cost of sales (1)	15,206	11,804
Advertising expenses	16,232	20,240
Selling, general and administrative	15,020	16,542
Depreciation and amortization	2,061	2,334
Gain on sale of restaurants and other expenses, net	(3,567)	(1,233)
Total costs and expenses	44,952	49,687
Operating income	20,832	14,301
Interest expense, net	3,724	4,405
Other income	(22)	—
Income before income tax expense	17,130	9,896
Income tax expense (benefit)	5,840	(185)
Net income	$11,290	$10,081

Earnings per share
Basic	$0.38	$0.34
Diluted	$0.38	$0.34

Weighted average shares outstanding
Basic	29,799	29,642
Diluted	29,963	29,854

Dividends per share	$0.17	$0.14

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	September 25, 2021		September 26, 2020
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$8,353	48.1%	$5,655	36.4%
Labor costs	4,269	24.6%	3,944	25.4%
Other restaurant operating expenses	2,980	17.1%	2,512	16.2%
Vendor rebates	(396)	(2.3)%	(307)	(2.0)%
Total cost of sales	$15,206	87.5%	$11,804	76.0%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	September 25, 2021	September 26, 2020
Domestic Franchised Activity:
Beginning of period	1,415	1,244
Openings	44	34
Closures	(1)	(1)
Acquired by Company	(3)	(5)
Re-franchised by Company	6	5
Restaurants end of period	1,461	1,277

Domestic Company-Owned Activity:
Beginning of period	34	30
Openings	1	1
Closures	—	—
Acquired by Company	3	5
Re-franchised to franchisees	(6)	(5)
Restaurants end of period	32	31

Total Domestic Restaurants	1,493	1,308

International Franchised Activity:
Beginning of period	175	162
Openings	10	10
Closures	(5)	(1)
Restaurants end of period	180	171

Total System-wide Restaurants	1,673	1,479

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	September 25, 2021	September 26, 2020
Net income	$11,290	$10,081
Interest expense, net	3,724	4,405
Income tax expense (benefit)	5,840	(185)
Depreciation and amortization	2,061	2,334
EBITDA	$22,915	$16,635
Additional adjustments:
Gain on disposal of assets, net (a)	(3,567)	(1,233)
Stock-based compensation expense (b)	2,051	3,007
Adjusted EBITDA	$21,399	$18,409

(a)     Represents a gain resulting from the re-franchise of company-owned restaurants to a franchisee which is included in Gain on sale of restaurants and other expenses, net in the Consolidated Statements of Operations.
(b)     Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 25, 2021	September 26, 2020
Numerator:
Net income	$11,290	$10,081
Adjustments:
Gain on disposal of assets, net (a)	(3,567)	(1,233)
Tax effect of adjustments (b)	856	296
Adjusted net income	$8,579	$9,144

Denominator:
Weighted-average shares outstanding - diluted	29,963	29,854

Adjusted earnings per diluted share	$0.29	$0.31

(a)Represents a gain resulting from the re-franchise of company-owned restaurants to a franchisee which is included in Gain on sale of restaurants and other expenses, net in the Consolidated Statements of Operations.
(b)Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the periods ended September 25, 2021 and September 26, 2020, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.